Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Public Relations
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. POSTS RECORD 3rd QUARTER SALES AND EPS

•	ADJUSTS FISCAL 2005 SALES AND EPS GUIDANCE
•	PROVIDES INITIAL 2006 SALES AND EPS OUTLOOK

New York, NY October 27, 2005 – Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $1.06 for the third quarter 2005, an increase of 2.9%, compared to diluted EPS of $1.03 for the third quarter 2004. Net sales for the third quarter 2005 were a record $1.337 billion, up 2.3% over the comparable 2004 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its third quarter 2005 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, November 17, 2005.

Paul R. Charron, Chairman and Chief Executive Officer, stated: “After a solid Spring, the macroeconomic environment has become more challenging in recent months. Higher gasoline prices, the prospect of higher heating bills this winter and increasing interest rates have impacted consumer confidence, shopping traffic and retail performance in the past three months. This has affected our financial performance in the third quarter and our outlook for the balance of the year. Coupled with uncertainty about the full impact of recent retail consolidations, this macroeconomic backdrop makes forecasting future results somewhat more challenging than is customary. Accordingly, we will take a more cautious and conservative approach in planning 2006, particularly as regards our major U.S. wholesale customers.”

Mr. Charron continued: “The good news is that the majority of the brands in our portfolio are trending positively, suggesting that we are well positioned to navigate in a challenging environment. It is our intent to leverage the quality, strength and diversity of this branded portfolio, driving continued increases in trending categories such as non-apparel (especially accessories), direct-to-consumer (including specialty retail initiatives both in the United States and abroad), and our wholesale apparel businesses in the contemporary, updated (better, mid-tier and moderate) and denim sectors. For those businesses which are under-performing, we have developed strategies and taken actions which should drive improvement over time. In an uncertain environment, we will focus on those things we can control, plan our business conservatively and increase our focus on working capital and expense management.”

Mr. Charron concluded: “Our balance sheet and cash flow remain strong and provide us with superior financial flexibility to continue to execute our strategies. We will focus our investment in the international arena and in our domestic specialty retail business, concentrating on brands such as Mexx, Lucky Brand, Juicy Couture and Sigrid Olsen, businesses with special relevance and great growth potential. Looking forward, we remain optimistic regarding future prospects and our ability to continue to generate incremental shareholder value.”

THIRD QUARTER RESULTS

Net Sales

Net sales for the third quarter of 2005 were a record $1.337 billion, an increase of $30 million, or 2.3%, compared to the third quarter of 2004. The impact of foreign currency exchange rates in our international businesses was not material in total or on a segment basis. Net sales results for our business segments are provided below:

•	Wholesale Apparel net sales decreased $19 million, or 2.3%, to $837 million as a result of:
-

A $35 million net decrease across our wholesale apparel businesses (excluding C & C California), primarily driven by decreases in our domestic Liz Claiborne, Crazy Horse women’s, Claiborne, Ellen Tracy, Enyce and Dana Buchman businesses as well as the impact of the discontinuation of the Kenneth Cole womenswear license, partially offset by increases in our Mexx Europe, J.H. Collectibles, Axcess women’s, Emma James, licensed DKNY® Jeans women’s, Juicy Couture, Lucky Brand and Sigrid Olsen businesses as well as the addition of our Tapemeasure, Metroconcepts, Belongings and Tint businesses. Net sales in our domestic Liz Claiborne business decreased 29.2% compared to last year;

-	The inclusion of $4 million of sales from the acquired C & C California business; and
-	The reimbursement of $12 million from a customer of improperly collected markdown allowances.
•

Wholesale Non-Apparel net sales increased $19 million, or 10.7%, to $198 million, primarily due to increases in our cosmetics, Monet, Lucky Brand and Sigrid Olsen jewelry and Crazy Horse, Villager, Lucky Brand and Liz Claiborne handbags businesses, as well as the addition of our Tint jewelry and Axcess jewelry and fashion accessories businesses.

•

Retail net sales increased $29 million, or 11.1%, to $290 million, primarily driven by a 6.6% comparable store sales increase in our specialty retail business (including an 18.1% comparable store sales increase in our Lucky Brand business), and the net addition over the last twelve months of 54 specialty retail and 35 outlet stores, reflecting in part the opening of 18 Sigrid Olsen, 15 Mexx international, 16 Lucky Brand and 5 Mexx USA specialty retail stores, and 18 Liz Claiborne and 19 Mexx outlet stores in the United States, Canada and Europe, partially offset by a 5.6% comparable store sales decrease in our outlet business. Comparable store sales decreased by 0.6% overall. We ended the quarter with a total of 316 outlet stores, 309 specialty retail stores and 620 international concession stores.

•	Corporate net sales, consisting of licensing revenue, increased $1 million to $11 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit

Gross profit increased $41 million, or 6.9%, to $634 million in the third quarter of 2005 over the third quarter of 2004. Gross profit as a percent of net sales increased to 47.5% in 2005 from 45.4% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs, the reimbursement from a customer of improperly collected markdown allowances and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe business and our Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, as well as a decreased proportion of sales from our domestic Liz Claiborne apparel business, which runs at a lower gross profit rate than the Company average, partially offset by the additional liquidation of excess inventory. The impact of foreign currency exchange rates in our international businesses was not material.

Selling, General & Administrative Expenses

Selling, General & Administrative expenses (“SG&A”) increased $37 million, or 8.9%, to $450 million, in the third quarter of 2005 over the third quarter of 2004 and as a percent of net sales was 33.7%, compared to 31.7% in the third quarter of 2004 as a result of:

•	The inclusion of $4 million of expenses from the acquired C & C California business and the start-up of internally developed businesses;
•

The inclusion of $6 million of expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation toward restricted stock and away from stock options;

•

The inclusion of $9 million of expenses primarily related to workforce reductions, office and distribution center real estate consolidations and the closure of our Liz Claiborne retail store in London; and

•	An $18 million net increase primarily resulting from the expansion of our domestic and international retail businesses.

The increased SG&A rate primarily reflected the impact of expenses described above, in addition to the increased proportion of expenses related to our domestic specialty retail and Mexx Europe businesses, which run at higher SG&A rates than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives. The impact of foreign currency exchange rates in our international businesses was not material.

Operating Income

Operating income for the third quarter of 2005 was $184 million (or 13.8% of net sales), compared to $180 million (or 13.8% of net sales) in the third quarter of 2004. The impact of foreign currency exchange rates was not material in the quarter. The increase in operating income primarily resulted from higher sales, lower sourcing costs and the reimbursement from a customer of improperly collected markdown allowances, partially offset by the inclusion of expenses related to the workforce reductions and real estate consolidations, the inclusion of expenses resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan and increased expenses associated with the expansion of our domestic and international retail businesses. Operating income by business segment is provided below:

•

Wholesale Apparel operating income was $122 million (or 14.6% of net sales) in the third quarter of 2005, compared to $121 million (or 14.1% of net sales) in the third quarter of 2004, principally reflecting increased profits in our Mexx Europe, J.H. Collectibles, Juicy Couture, Axcess women’s, Villager and Emma James businesses as well as the addition of our Metroconcepts, Belongings and Tapemeasure businesses, mostly offset by reduced profits in our Liz Claiborne, Claiborne, Crazy Horse women’s, Enyce, Ellen Tracy, Dana Buchman and Sigrid Olsen businesses.

•

Wholesale Non-Apparel operating income was $49 million (or 24.7% of net sales) in the third quarter of 2005 compared to $41 million (or 22.9% of net sales) in the third quarter of 2004, principally due to increased profits in our cosmetics, Liz Claiborne and Lucky Brand handbags and Monet, Sigrid Olsen and Lucky Brand jewelry businesses as well as the addition of our Tint and Axcess jewelry businesses, partially offset by decreases in our Liz Claiborne fashion accessories and jewelry businesses.

•

Retail operating income was $5 million (or 1.8% of net sales) in the third quarter of 2005 compared to $11 million (or 4.1% of net sales) in the third quarter of 2004, principally reflecting reduced profits in our outlet business, partially offset by increased profits in our Lucky Brand business.

•	Corporate operating income, primarily consisting of licensing income, was $8 million in the third quarter of 2005, compared to $7 million in the third quarter of 2004.

Interest Expense - Net

Net interest expense in the third quarter of 2005 was $8 million, flat to last year.

Net Income

Net income was $114 million (or 8.5% of net sales) in the third quarter of 2005, compared to $112 million (or 8.5% of net sales) in the third quarter of 2004. Diluted earnings per common share increased to $1.06 in the third quarter of 2005, from $1.03 in the third quarter of 2004, a 2.9% increase.

Average diluted shares outstanding decreased by 1.2 million shares to 107.3 million in the third quarter of 2005, compared to 2004 as a result of the impact of shares repurchased during the second quarter of 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

NINE MONTHS RESULTS

Net Sales

Net sales for the nine months of 2005 were a record $3.648 billion, an increase of $213 million, or 6.2%, compared to the nine months of 2004. Approximately $34 million of the year-over-year increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Net sales results for our business segments are provided below:

•	Wholesale Apparel net sales increased $34 million, or 1.5%, to $2.3 billion as a result of:
	-	A $12 million increase resulting from the acquisition of C & C California;
	-	A $17 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
	-	The reimbursement of $12 million from a customer of improperly collected markdown allowances; and
-

A $7 million net decrease across our other wholesale apparel businesses, primarily reflecting decreases in our domestic Liz Claiborne, Ellen Tracy, Crazy Horse women’s, Enyce, Villager and Claiborne businesses as well as the impact of the discontinuation of the Kenneth Cole womenswear license, partially offset by increases in our Juicy Couture, Mexx Europe, licensed DKNY® Jeans (both men’s and women’s), Axcess (both men’s and women’s), J.H. Collectibles, Lucky Brand, Liz Claiborne Canada, Emma James and Sigrid Olsen businesses as well as the addition of our Tapemeasure, Belongings and Tint businesses. Net sales in our domestic Liz Claiborne business decreased 19.1% compared to last year.

•

Wholesale Non-Apparel net sales increased $67 million, or 16.5%, to $477 million. The increase primarily reflected increases in our cosmetics, Juicy Couture and Lucky Brand fashion accessories, Juicy Couture, Lucky Brand, Sigrid Olsen, Crazy Horse, Villager and Liz

Claiborne handbags and Monet, Liz Claiborne, Lucky Brand, licensed Kenneth Cole and Sigrid Olsen jewelry businesses, as well as the addition of our First Issue handbags, Axcess jewelry and fashion accessories and Tint jewelry businesses. The impact of foreign currency exchange rates in our international businesses was not material in this segment.

•	Retail net sales increased $107 million, or 14.6%, to $840 million as a result of:
	-	A $17 million increase resulting from the impact of foreign currency exchange rates in our international businesses; and
-

A $90 million net increase primarily driven by higher comparable store sales in our specialty retail business (including a 25.7% comparable store sales increase in our Lucky Brand business) and the net store openings mentioned above.

Comparable store sales in our Company-operated stores increased by 1.2% overall, driven by a 10.6% increase in our specialty retail business, partially offset by a 5.5% decrease in our outlet business.

•	Corporate net sales, primarily consisting of licensing revenue, was $32 million in the nine months of 2005, compared to $27 million in the nine months of 2004.

Gross Profit

Gross profit increased $138 million, or 8.7%, to $1.722 billion in the nine months of 2005 over 2004, partially reflecting a $19 million increase due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses in addition to the reimbursement of $12 million from a customer of improperly collected markdown allowances. Gross profit as a percent of net sales increased to 47.2% in the nine months of 2005 from 46.1% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe, Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average as well as a decreased proportion of sales from our domestic Liz Claiborne wholesale apparel business, which runs at a lower gross profit rate than the Company average, partially offset by the additional liquidation of excess inventory.

Selling, General & Administrative Expenses

SG&A increased $123 million, or 10.2%, to $1.327 billion in the nine months of 2005 and as a percent of net sales increased to 36.4% in the nine months of 2005 from 35.0% in 2004 as a result of:

•	A $9 million increase resulting from the acquisition of C & C California and the start-up of internally developed businesses;
•	A $17 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
•	The inclusion of $9 million of expenses resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan;
•

The inclusion of $9 million of expenses primarily related to workforce reductions, office and distribution center real estate consolidations and the closure of our Liz Claiborne retail store in London; and

•	A $79 million net increase primarily resulting from the expansion of our domestic and international retail businesses.

The increased SG&A rate primarily reflected the impact of expenses described above, in addition to the increased proportion of expenses related to our domestic specialty retail and Mexx Europe businesses, which run at higher SG&A rates than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives.

Operating Income

Operating income in the nine months of 2005 was $395 million, an increase of $15 million, or 3.9%, over 2004, primarily reflecting higher sales, lower sourcing costs, the reimbursement of $12 million from a customer of improperly collected markdown allowances and a $2 million increase due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses, partially offset by $9 million of expenses primarily related to workforce reductions and office and distribution center real estate consolidations and $9 million of expenses resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan. Operating income as a percent of net sales decreased to 10.8% in the nine months of 2005 from 11.1% in 2004. The decrease in operating income as a percent of sales primarily resulted from the continued investment in the expansion of our domestic and international retail businesses. Operating income by business segment is provided below:

•

Wholesale Apparel operating income was $271 million (11.8% of net sales) in 2005 compared to $270 million (11.9% of net sales) in 2004, principally reflecting increased profits in our Mexx Europe, Juicy Couture, J.H. Collectibles, Axcess women’s, licensed DKNY® Jeans (both men’s and women’s), Emma James and Villager businesses as well as the favorable impact of the discontinuation of the Kenneth Cole womenswear license, offset by reduced profits in our Liz Claiborne, Ellen Tracy, Crazy Horse women’s, Claiborne, Enyce and Sigrid Olsen businesses.

•

Wholesale Non-Apparel operating income increased by $19 million to $76 million (15.9% of net sales) in 2005 compared to $57 million (14.0% of net sales) in 2004, principally due to increased profits in our cosmetics, Juicy Couture and Lucky Brand fashion accessories, Liz Claiborne, Lucky Brand, Crazy Horse and Villager handbags and Sigrid Olsen, Monet, Lucky Brand and licensed Kenneth Cole jewelry businesses as well as the addition of our Tint jewelry and Axcess jewelry and fashion accessories businesses, partially offset by reduced profits in our Liz Claiborne fashion accessories and jewelry businesses.

•

Retail operating income was $24 million (2.9% of net sales) in 2005 compared to $32 million (4.3% of net sales) in 2004, principally reflecting reduced profits in our outlet, Mexx Europe and Liz Claiborne Europe businesses, in addition to increased costs associated with building a multi-brand platform in Europe, partially offset by increased profits in our Lucky Brand and Mexx Canada businesses.

•	Corporate operating income, primarily consisting of licensing income, was $24 million in 2005 compared to $21 million in 2004.

Interest Expense - Net

Net interest expense in the nine months of 2005 was $24 million, compared to $22 million in 2004.

Net Income

Net income increased in the nine months of 2005 to $239 million, or 6.6% of net sales, from $231 million in 2004, or 6.7% of net sales. Diluted EPS increased 4.8% to $2.20 in the nine months of 2005, up from $2.10 in 2004.

Average diluted shares outstanding decreased by 1.4 million shares to 108.6 million in the nine months of 2005 on a year-over-year basis, as a result of the impact of shares repurchased during the second quarter of 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW

We ended the third quarter of 2005 with $150 million in cash and marketable securities, compared to $134 million at the end of the third quarter of 2004, and with $538 million of debt outstanding compared to $596 million at the end of the third quarter of 2004. This $74 million decrease in our net debt position is primarily attributable to cash flow from operations for the prior twelve months of $415 million and the effect of foreign currency translation on our Eurobond (which reduced our debt balance by $12 million), partially offset by $105 million in share repurchases, $156 million in capital and in-store expenditures, the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada over the prior twelve months. We ended the third quarter with $2.004 billion in stockholders’ equity, giving us a total debt to total capital ratio of 21.2% at the end of the third quarter of 2005, compared to 25.5% at the end of the third quarter of 2004. As of the end of the third quarter of 2005, we had approximately $246 million remaining on our share repurchase authorization.

Accounts receivable was essentially unchanged at the end of the third quarter of 2005 compared to the end of the third quarter of 2004. Inventories increased $15 million, or 2.5%, at the end of the third quarter of 2005 compared to the end of the third quarter of 2004. The continuing expansion of our specialty retail business added $21 million to our inventory levels. New business initiatives added $16 million to our inventory levels. The impact of foreign currency translation on working capital was not material.

Net cash used in operating activities was $2 million in the nine months of 2005, compared to $40 million provided by operating activities in the nine months of 2004. This $42 million decrease in cash flow was primarily due to changes in working capital, primarily due to changes in accounts payable due to the timing of payments and accrued expenses primarily due to the payment of employment-related obligations, partially offset by changes in our accounts receivable and inventory balances.

Net cash used in investing activities was $203 million in the nine months of 2005, compared to $294 million in the nine months of 2004. Net cash used in 2005 primarily reflected the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada as well as $105 million for capital and in-store expenditures. Net cash used in 2004 primarily reflected the 160 million euro ($192 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2001 acquisition of Mexx Europe in addition to $96 million in capital and in-store expenditures.

Net cash used in financing activities was $38 million in the nine months of 2005, compared to $43 million provided by financing activities in the nine months of 2004. This $81 million decrease primarily reflected a reduction in commercial paper borrowings, partially offset by an increase in short-term borrowings.

FORWARD OUTLOOK

Fourth Quarter 2005

For the fourth quarter of 2005, we are forecasting flat sales, an operating margin in the range of 10.5 – 10.9% and EPS in the range of $0.70 - $0.74, including the impact, which we estimate will be approximately $0.04 per share, resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation toward restricted stock and away from stock options. This shift toward restricted stock should ultimately reduce dilution and enhance shareholder value, as we expect that fewer shares will be used for equity-based compensation purposes than in prior years. Foreign currency exchange rates are expected to negatively impact fourth quarter sales growth by approximately 2% and fourth quarter EPS by $0.01.

•

In our wholesale apparel segment, we expect fourth quarter 2005 net sales to decrease in the range of 4 - 6%, primarily reflecting an approximate 25% decrease in our domestic Liz Claiborne business, along with decreases in our Ellen Tracy, Sigrid Olsen, Claiborne, Crazy Horse and Villager businesses as well as the impact of the discontinuation of our licensed Kenneth Cole womenswear business, partially offset by the acquisition of C & C California as well as increases in our Mexx Europe, J.H. Collectibles, Dana Buchman, Axcess men’s, Emma James, Lucky Brand and First Issue businesses, as well as the addition of our Tint, Metroconcepts, Belongings and Tapemeasure businesses.

•	In our wholesale non-apparel segment, we expect fourth quarter 2005 net sales to increase in the range of 2 – 4%, driven by increases across all product categories.
•

In our retail segment, we expect fourth quarter 2005 net sales to increase in the range of 10 - 12%, primarily driven by increases in our Mexx Europe, Lucky Brand, Sigrid Olsen and Liz Claiborne Canada businesses.

•	In our corporate segment, we expect fourth quarter 2005 licensing revenue to be up 10% compared to 2004.

Fiscal 2005

For fiscal 2005, we are adjusting our sales guidance to an increase of 4.5%, our operating margin guidance to a range of 10.7 – 10.9% and our EPS guidance to a range of $2.90 – $2.94, reflecting the challenging retail environment. This includes the impact, which we estimate will be approximately $0.10 per share, resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan. We do not expect foreign currency exchange rates in our international businesses to have a material impact on full year 2005 results.

Fiscal 2006

As suggested earlier, factors in the macroeconomic environment combined with the uncertain impact of retailer consolidations in the United States work to restrict our visibility for the coming year. At this time, we can see a low single digit sales increase and 2006 EPS in a broad range between $2.90 and $3.05. This includes the impact, which we estimate will be approximately $0.20 per share, resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan. Foreign currency exchange rates are expected to negatively impact 2006 sales growth by approximately 1%.

As these macroeconomic issues play out over the next several months, and as there is greater clarity around the implications of retailer consolidation and their shifting strategies, we would expect to be able to refine our financial estimates for 2006.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macroeconomic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the recently completed merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks related to the Company’s ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with, and any work stoppages by, its employees, including its union employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Business-Competition; Certain Risks” and under the heading “Statement Regarding Forward-Looking Statements”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Liz Claiborne Inc. designs and markets an extensive range of women’s and men’s fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C & C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Lady Enyce, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Metroconcepts, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Soul, Spark, Tapemeasure, Tint, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active, as well as CITY DKNY® better women’s sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Financial tables attached

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF INCOME

(All amounts in thousands, except per common share data)

(Unaudited)

(13 Weeks) October 1, 2005	(13 Weeks) October 2, 2004	(39 Weeks) October 1, 2005	(39 Weeks) October 2, 2004
Net Sales	$1,336,654	$1,306,581	$3,648,165	$3,435,272
Cost of Goods Sold	702,206	713,008	1,926,027	1,851,235
Gross Profit	634,448	593,573	1,722,138	1,584,037

Selling, General & Administrative Expenses	450,220	413,570	1,327,119	1,203,868

Restructuring (Gain)	(221)	(105)	(221)	(105)

Operating Income	184,449	180,108	395,240	380,274

Other Expense – Net	(474)	(9)	(1,534)	(1,532)

Interest Expense – Net	(8,255)	(7,897)	(23,624)	(22,403)

Income Before Provision for Income Taxes	175,720	172,202	370,082	356,339

Provision for Income Taxes	62,205	60,614	131,009	125,431
Net Income	$113,515	$111,588	$239,073	$230,908

Weighted Average Common Shares Outstanding	105,995	106,894	106,910	108,293

Basic Earnings Per Common Share	$1.07	$1.04	$2.24	$2.13

Weighted Average Common Shares and Share Equivalents Outstanding	107,285	108,496	108,574	109,986

Diluted Earnings Per Common Share	$1.06	$1.03	$2.20	$2.10

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.06	$0.06	$0.17	$0.17

LIZ CLAIBORNE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

(Unaudited)

October 1, 2005	October 2, 2004
Assets
Current Assets:
Cash and cash equivalents	$141,331	$85,600
Marketable securities	9,078	48,757
Accounts receivable – trade, net	684,448	684,030
Inventories, net	636,751	621,514
Deferred income taxes	50,456	49,395
Other current assets	114,323	111,431
Total Current Assets	1,636,387	1,600,727

Property and Equipment – net	477,284	434,636
Goodwill and Intangibles – net	1,149,525	1,031,143
Other Assets	9,821	3,963
Total Assets	$3,273,017	$3,070,469

Liabilities and Stockholders’ Equity
Current Liabilities	$725,898	$669,580
Long-Term Debt	427,447	567,478
Other Non-Current Liabilities	57,646	17,732
Deferred Income Taxes	55,142	57,859
Minority Interest	3,016	12,411
Stockholders’ Equity	2,003,868	1,745,409
Total Liabilities and Stockholders’ Equity	$3,273,017	$3,070,469

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

(Unaudited)

(39 Weeks) October 1, 2005	(39 Weeks) October 2, 2004

Cash Flows from Operating Activities:
Net income	$239,073	$230,908
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	88,640	82,216
Deferred income taxes	1,031	7,425
Share-based compensation	17,899	9,228
Other - net	7,242	7,407
Change in current assets and liabilities, exclusive of acquisitions:
(Increase) in accounts receivable – trade, net	(266,235)	(293,699)
(Increase) in inventories	(105,427)	(134,071)
(Increase) in other current assets	(23,529)	(27,642)
Increase in accounts payable	21,394	92,508
Increase in accrued expenses	8,488	51,986
Increase in income taxes payable	10,053	13,896
Excess tax benefits related to stock options	(844)	--
Net cash (used in) provided by operating activities	(2,215)	40,162

Cash Flows from Investing Activities:
Purchases of investment instruments	(980)	(78)
Purchases of property and equipment	(98,089)	(90,812)
Payments for acquisitions, net of cash acquired	(99,896)	(197,221)
Payments for in-store merchandise shops	(6,966)	(5,148)
Other - net	2,529	(841)
Net cash used in investing activities	(203,402)	(294,100)

Cash Flows from Financing Activities:
Short term borrowings	54,654	9,399
Commercial paper – net	--	126,046
Principal payments under capital lease obligations	(1,445)	--
Proceeds from exercise of common stock options	31,076	42,942
Purchase of common stock	(105,166)	(116,817)
Dividends paid	(17,978)	(18,308)
Excess tax benefits related to stock options	844	--
Net cash (used in) provided by financing activities	(38,015)	43,262

Effect of Exchange Rate Changes on Cash	(674)	2,773

Net Change in Cash and Cash Equivalents	(244,306)	(207,903)
Cash and Cash Equivalents at Beginning of Period	385,637	293,503
Cash and Cash Equivalents at End of Period	$141,331	$85,600

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All dollar amounts in thousands)

(Unaudited)

13 weeks ended October 1, 2005	% to Total	13 weeks ended October 2, 2004	% to Total
NET SALES:
Wholesale Apparel	$837,340	62.6%	$856,659	65.6%
Wholesale Non-Apparel	198,459	14.9%	179,282	13.7%
Retail	289,823	21.7%	260,968	20.0%
Corporate	11,032	0.8%	9,672	0.7%
Total Net Sales	$1,336,654	100.0%	$1,306,581	100.0%

13 weeks ended October 1, 2005	% to Sales	13 weeks ended October 2, 2004	% to Sales
OPERATING INCOME:
Wholesale Apparel	$121,838	14.6%	$120,807	14.1%
Wholesale Non-Apparel	49,095	24.7%	41,040	22.9%
Retail	5,315	1.8%	10,803	4.1%
Corporate	8,201	74.3%	7,458	77.1%
Total Operating Income	$184,449	13.8%	$180,108	13.8%

13 weeks ended October 1, 2005	% to Total	13 weeks ended October 2, 2004	% to Total
NET SALES:
Domestic	$984,485	73.7%	$988,172	75.6%
International	352,169	26.3%	318,409	24.4%
Total Net Sales	$1,336,654	100.0%	$1,306,581	100.0%

13 weeks ended October 1, 2005	% to Sales	13 weeks ended October 2, 2004	% to Sales
OPERATING INCOME:
Domestic	$140,097	14.2%	$142,759	14.4%
International	44,352	12.6%	37,349	11.7%
Total Operating Income	$184,449	13.8%	$180,108	13.8%

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All dollar amounts in thousands)

(Unaudited)

39 weeks ended October 1, 2005	% to Total	39 weeks ended October 2, 2004	% to Total
NET SALES:
Wholesale Apparel	$2,300,202	63.0%	$2,266,620	66.0%
Wholesale Non-Apparel	476,501	13.1%	409,105	11.9%
Retail	839,767	23.0%	732,923	21.3%
Corporate	31,695	0.9%	26,624	0.8%
Total Net Sales	$3,648,165	100.0%	$3,435,272	100.0%

39 weeks ended October 1, 2005	% to Sales	39 weeks ended October 2, 2004	% to Sales
OPERATING INCOME:
Wholesale Apparel	$270,701	11.8%	$270,260	11.9%
Wholesale Non-Apparel	75,694	15.9%	57,208	14.0%
Retail	24,406	2.9%	31,795	4.3%
Corporate	24,439	77.1%	21,011	78.9%
Total Operating Income	$395,240	10.8%	$380,274	11.1%

39 weeks ended October 1, 2005	% to Total	39 weeks ended October 2, 2004	% to Total
NET SALES:
Domestic	$2,712,929	74.4%	$2,613,763	76.1%
International	935,236	25.6%	821,509	23.9%
Total Net Sales	$3,648,165	100.0%	$$3,435,272	100.0%

39 weeks ended October 1, 2005	% to Sales	39 weeks ended October 2, 2004	% to Sales
OPERATING INCOME:
Domestic	$321,334	11.8%	$318,618	12.2%
International	73,906	7.9%	61,656	7.5%
Total Operating Income	$395,240	10.8%	$380,274	11.1%